Exhibit 99.1

Unifi Appoints Craig A. Creaturo as Executive Vice President & Chief Financial Officer

GREENSBORO, N.C., September 3, 2019 – Unifi, Inc. (NYSE: UFI), one of the world’s leading innovators in recycled and synthetic yarns, today announced the appointment of Craig A. Creaturo as Executive Vice President & Chief Financial Officer, effective September 9, 2019. Christopher A. Smosna, who has served as Interim Chief Financial Officer since December 2018, will continue in his role as Vice President & Treasurer.

Commenting on the appointment, Unifi's President & Chief Operating Officer, Tom Caudle, said: "Craig has over 15 years of experience as an executive leader for finance and accounting teams at businesses with complex manufacturing and global operations. I am confident that Craig will complement our leadership team and that we can leverage Craig’s extensive knowledge and skillset, which will be paramount in advancing our strategic initiatives and driving improvement in our domestic and international operations. On behalf of everyone at Unifi, I would also like to thank Chris for his service as the Interim CFO. We look forward to continuing to benefit from his expertise."

Creaturo recently served as Chief Financial Officer & Vice President-Administration of Chromalox, Inc., an advanced thermal technologies manufacturing company, from February 2015 to March 2019. Prior to that, he served as Chief Financial Officer of II-VI Incorporated, a publicly traded global leader in engineered materials and opto-electronic components, from 2004 to 2014. He is a licensed CPA in the Commonwealth of Pennsylvania and holds a B.S. in accounting from Grove City College.

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About Unifi:

Unifi, Inc. (NYSE: UFI) is a global textile solutions provider and one of the world's leading innovators in manufacturing synthetic and recycled performance fibers. The Company's proprietary PROFIBER™ technologies offer increased performance, comfort and style advantages, enabling customers to develop products that perform, look and feel better. Through REPREVE®, one of Unifi's proprietary technologies and the global leader in branded recycled performance fibers, Unifi has transformed more than 16 billion plastic bottles into recycled fiber for new apparel, footwear, home goods and other consumer products. Unifi continually innovates technologies to meet consumer needs in moisture management, thermal regulation, antimicrobial, UV protection, stretch, water resistance and enhanced softness. Unifi collaborates with many of the world's most influential brands in the sports apparel, fashion, home, automotive and other industries. For more information about Unifi, visit www.Unifi.com.

Contact information:

Alpha IR Group

312-445-2870

UFI@alpha-ir.com